UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VIRTRA, INC.

(Name of Registrant as Specified in its Charter)

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EXPLANATORY NOTE

On September 6, 2024, VirTra, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) and the related proxy card (the “Proxy Card”) for the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on October 21, 2024. This supplement to the Proxy Statement is being filed to clarify certain information about two director nominees identified in the Proxy Statement.

This supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this supplement have the meanings ascribed to them in the Proxy Statement.

2024 PROXY STATEMENT SUPPLEMENT

This Proxy Statement Supplement (the “Supplement”) supplements and amends the Proxy Statement of the Company for the Company’s Annual Meeting to provide additional information about two director nominees. This Supplement is being distributed or made available to stockholders beginning on or about October 8, 2024. This Supplement does not provide all of the information that you should read and consider before voting on all of the proposals that are being presented to stockholders for their vote at the Annual Meeting. Additional information is contained in the Proxy Statement. To the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for your consideration before voting. Accordingly, we encourage you to read this Supplement carefully and in its entirety, together with the Proxy Statement.

PROPOSAL 1—ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting. Three of the director nominees, Messrs. Givens, Brown, and Johnson, were elected at the last annual meeting of shareholders held in October 2023. Mr. Robert Ferris, who was elected as a director in October 2023, departed the Company in July 2024, creating a vacancy on the Board. Mr. McDonnell, who was also elected in October 2023, has declined to be a candidate for re-election. Michael T. Ayers and Lt. Gen.(R) Maria R. Gervais have been identified as candidates for election as directors by the Nominating and Corporate Governance Committee of the Board based on the needs of the Company and their experience.

Each of the nominees were recommended for nomination for election by the Nominating and Corporate Governance Committee, which is comprised solely of independent directors. Each of the nominees has consented to serve as a director if elected. If, at the time of the Annual Meeting, any nominee should be unable to serve, it is the intention of the persons designated as proxies to vote, in their discretion, for such other persons as may be designated as a nominee by the Board.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that: (i) Messrs. Brown, Johnson and McDonnell did not have a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities and that each of these directors was “independent” as that term is defined under the listing standards of NASDAQ, and (ii) Mr. Givens is not an independent director. Therefore, as of the date of the Proxy Statement, a majority of our Board of Directors consists of “independent directors” as defined under the listing standards of NASDAQ.

If both Mr. Ayers and Lt. Gen.(R) Gervais are elected, all of the members of the Board of Directors, except for Mr. Givens, will be” independent” as that term is defined under the listing standards of NASDAQ.

Vote Required

Five directors will be elected by plurality vote. You may vote “for,” or “withhold authority” from voting on Proposal 1. Withholding authority and broker non-votes will have the effect of voting against a nominee.

Board Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF MESSRS. AYERS, BROWN, GIVENS AND JOHNSON, AND LT. GEN.(R) GERVAIS. PROXIES WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES, UNLESS OTHERWISE SPECIFIED.